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     EXHIBIT 99.1



                     WESTERN GAS RESOURCES, INC. ANNOUNCES
                UPDATE OF TIMING OF ITS PINNACLE REEF FACILITY

        May 22, 1997.  Western Gas Resources, Inc. (NYSE:WGR) announced today an
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     update of the timing of the construction by its wholly-owned subsidiary,
     Pinnacle Gas Treating, Inc. ("Pinnacle"), of its gathering and sour gas treating facility near Bethel, Texas. Pinnacle expects that the portion of the Bethel facility that is registered with the Texas Natural Resource Conservation Commission ("TNRCC") pursuant to a standard exemption (the "Initial Facility") will be operational in July, 1997, with an initial capacity of approximately 180 MMcf per day, assuming a sulfur concentration of 300 parts per million and approximately 300 MMcf per day, based on the low sulfur content of the gas currently available to flow to Pinnacle. Given the drilling schedules provided by the producers dedicated to the facility, the Company currently estimates that throughput at the time of the start-up of the Initial Facility will be approximately 70 to 100 MMcf per day. The Company believes that utilizing the Initial Facility, it will be able to treat all the gas that is produced and dedicated to the Bethel facility until Pinnacle is able to construct the remaining phases of the project (the "PSD Facility"), which will allow Pinnacle to increase in phases the treating capacity of the Bethel facility to an estimated 1.4 Bcf per day.

     Following the pre-hearing conference relating to the issuance by the TNRCC of the PSD permit, the administrative law judge last week set the hearing for the PSD permit in late October, 1997. The Company firmly believes that the PSD Facility will meet or exceed all applicable regulations and rules and that it will receive a PSD permit to construct all phases of the Bethel facility. The TNRCC's Executive Director has proposed a draft permit and supports the issuance of the PSD. Based upon this hearing date, Pinnacle believes that the permit will be issued in the first quarter of 1998, with construction of the remaining portion of the first phase of the facility expected to be completed in the second quarter of 1998.

     Western is an independent gas gatherer and processor and an energy marketer providing a full range of services to its customers from the wellhead to the delivery point. The Company designs, constructs, owns and operates natural gas gathering, processing, treating and storage facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States.

     This press release contains certain forward-looking statements
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     regarding the Bethel plant completion schedule, throughput capacity and anticipated volumes that involve a number of risks and uncertainties which could cause actual results to differ materially, including, among other things, the composition of the gas to be treated and the drilling schedules and success of the producers dedicated to the Bethel facility.


     Investor Contact:    Ron Wirth (800) 933-5603